Exhibit 99.1

	Contact:	Mark Fredrickson
508-293-7137
FOR IMMEDIATE RELEASE		fredrickson_mark@emc.com

EMC ANNOUNCES PRELIMINARY

FIRST QUARTER RESULTS

HOPKINTON, Mass. – April 8, 2003 – EMC Corporation (NYSE:EMC) today announced preliminary financial results for the first quarter of 2003. EMC expects total consolidated revenue to be within the range of $1.35 billion and $1.4 billion, and earnings per share to be at least $.01 per diluted share.

EMC will announce full first-quarter results on the morning of Wednesday, April 16, 2003. EMC will host a webcast, available at www.EMC.com, beginning at 8:15 a.m. EDT on April 16, 2003.

About EMC

EMC Corporation is the world leader in information storage systems, software, networks and services, providing automated networked storage solutions that enable organizations of all sizes to better and more cost-effectively manage, protect and share their information. More information about EMC’s products and services can be found at www.EMC.com.

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This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) the transition to new products, the uncertainty of customer acceptance of new product offerings, and rapid technological and market change; (iv) insufficient, excess or obsolete inventory; (v) competitive factors, including but not limited to pricing pressures; (vi) component quality and availability; (vii) the relative and varying rates of product price and component cost declines; (viii) war or acts of terrorism; (ix) the ability to attract and retain highly qualified employees; (x) fluctuating currency exchange rates; (xi) risks associated with strategic investments and acquisitions; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission.